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                                                                      EXHIBIT 99


                      [NATIONAL AUTO FINANCE COMPANY LOGO]




                       NATIONAL AUTO FINANCE COMPANY, INC.
                           ANNOUNCES NASDAQ DELISTING


JACKSONVILLE, Fla. (March 10, 1999) - National Auto Finance Company, Inc. (Nasdaq:NAFI) today announced that it has been notified by The Nasdaq Stock Market, Inc. that the Company's Common Stock has been delisted from trading on the Nasdaq National Market, effective as of the close of business on March 9, 1999. Nasdaq informed the Company that it has been delisted for failure to comply with both the public float and minimum bid price requirements. The Company believes that its common stock is eligible to trade on the OTC Bulletin Board.

         National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers.

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